Exhibit 21.1

Pinnacle Entertainment, Inc.

List of Subsidiaries

Subsidiary	State of Organization
Belterra Resort Indiana, LLC	Nevada
Biloxi Casino Corp.	Mississippi
Boomtown, LLC	Delaware
Casino Magic Corp.	Minnesota
Casino Magic Antofagasta, SA	Chile
Casino Magic Buenos Aires, SA	Argentina
Casino Magic Calama, SA	Chile
Casino Magic Chile, SA	Chile
Casino Magic (Europe) B.V.	Netherlands
Casino Magic Hellas Management Services, SA	Greece
Casino Magic Neuquen, SA	Argentina
Casino Magic Talca, SA	Chile
Casino Magic Rancagua, SA	Chile
Casino One Corporation	Mississippi
Casino Parking, Inc. (50%)	Mississippi
Crystal Park Hotel and Casino Development Company, LLC	California
HP/Compton, Inc.	California
Landing Condominium, LLC	Louisiana
Louisiana-I Gaming, A Louisiana Partnership in Commendam	Louisiana
Ogle Haus, LLC	Indiana
PNK (BOSSIER CITY), Inc.	Louisiana
PNK (Chile 1), LLC	Chile
PNK (Chile 2), LLC	Chile
PNK Development 1, Inc.	Delaware
PNK Development 2, Inc.	Delaware
PNK Development 3, Inc.	Delaware
PNK Development 4, Inc.	Delaware
PNK Development 5, Inc.	Delaware
PNK Development 6, Inc.	Delaware
PNK Development 7, LLC	Delaware
PNK Development 8, LLC	Delaware
PNK Development 9, LLC	Delaware
PNK Development 10, LLC	Delaware
PNK Development 11, LLC	Nevada
PNK Development 12, LLC	Nevada
PNK Development 13, LLC	New Jersey
PNK Development 14, LLC	Missouri
PNK Development 15, LLC	Pennsylvania
PNK Development 16, LLC	Indiana
PNK (ES), LLC	Delaware
PNK (EXUMA), LIMITED	Bahamas
PNK (LAKE CHARLES), L.L.C.	Louisiana
PNK (PA), LLC	Pennsylvania
PNK (RENO), LLC	Nevada
PNK (ST. LOUIS RE), LLC	Delaware
PNK (ST. LOUIS 4S), LLC	Delaware
Port St. Louis Condominium, LLC (50%)	Missouri
Realty Investment Group, Inc.	Delaware
Soc. Inmobiliaria Casino Magic Calama, SA	Chile
Soc. Inmobiliaria Casino Magic Chile, SA	Chile
Soc Inmobiliaria Casino Magic Talcahuano, SA	Chile
St. Louis Casino Corp.	Missouri
Yankton Investments, LLC	Nevada